EXHIBIT 23.2

[LETTERHEAD OF MILLER AND LENTS, LTD. APPEARS HERE]

February 26, 2008

Cross Timbers Royalty Trust

P.O. Box 830650

Dallas, TX 75283-0650

Re:	Cross Timbers Royalty Trust
2007 Annual Report on Form 10-K

Gentlemen:

The firm of Miller and Lents, Ltd., consents to the references to our firm in the form and context in which they appear and to the use of our report dated February 12, 2008, regarding the Cross Timbers Royalty Trust Proved Reserves and Future Net Revenue as of December 31, 2007, in the 2007 Annual Report on Form 10-K. We further consent to the incorporation by reference in Registration Statement Nos. 333-91460 and 33-55784 on Form S-8 of XTO Energy Inc.

Miller and Lents, Ltd., has no interests in the Cross Timbers Royalty Trust or in any affiliated companies or subsidiaries and is not to receive any such interest as payment for such reports and has no director, officer, or employee otherwise connected with Cross Timbers Royalty Trust. We are not employed by Cross Timbers Royalty Trust on a contingent basis.

Yours very truly,

MILLER AND LENTS, LTD.

By	/S/ JAMES PEARSON
James Pearson Chairman